As Filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Miromatrix Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0303583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10399 West 70th Street Eden Prairie, MN (Address of Principal Executive Office)	55344 (Zip Code)

Miromatrix Medical Inc. 2010 Stock Incentive Plan

Miromatrix Medical Inc. 2019 Equity Incentive Plan

Miromatrix Medical Inc. 2021 Equity Incentive Plan

Miromatrix Medical Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Jeff Ross

Chief Executive Officer

Miromatrix Medical Inc.

10399 West 70th Street

Eden Prairie, MN 55344

(952) 942-6000

(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:

Steven Kennedy Jonathan Zimmerman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 (612) 776-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Securities	Amount To Be	Offering Price		Aggregate Offering	Amount Of
To Be Registered	Registered(1)	Per Share		Price	Registration Fee
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2010 Stock Incentive Plan	3,073,255(2)	$3.18	(6)	$9,772,950.90	$1,066.23
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	428,500(3)	$3.97	(7)	$1,701,145.00	$185.60
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	1,599,500(4)	$9.00	(8)	$14,395,500.00	$1,570.55
Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Employee Stock Purchase Plan	300,000(5)	$9.00	(9)	$2,700,000.00	$294.57
Total	5,401,255			28,569,595.90	3,116.95

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”) of Miromatrix Medical Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) Represents 3,073,255 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2010 Stock Incentive Plan

(3) Represents 428,500 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2019 Equity Incentive Plan

(4) Represents shares of Common Stock reserved for issuance pursuant to awards under the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan also provides that the number of shares reserved for issuance under the 2021 Equity Incentive Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the least of: (i) 4.5% of the total number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year; (ii) 600,000 shares of Common Stock; or (iii) such number of shares of Common Stock as may be determined by our Board of Directors (the “Board”).

(5) Represents shares of Common Stock reserved for issuance pursuant to awards under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan also provides that a number of shares of Common Stock reserved for issuance under the 2021 Equity Incentive Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the least of: (i) 1% of the total number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year, or (ii) 200,000 shares of Common Stock, provided, however, that the Board may determine that any annual increase shall be for a number of Shares that is less than the number of Shares determined by the application of clauses (i) and (ii).

(6) For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2010 Stock Incentive Plan.

(7) For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2019 Equity Incentive Plan

(8) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $9.00 per share of common stock as set forth in the prospectus dated June 23, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256649)..

(9) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $9.00 per share of common stock as set forth in the prospectus dated June 23, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-256649)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Miromatrix Medical Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(1)	the Company’s prospectus, dated June 23, 2021, filed with the Commission on June 24, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s registration statement on Form S-1, as amended (File No. 333-256649), which contains audited financial statements for the Company’s latest fiscal year; and

(2)	the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 001-40518) filed with the Commission on June 21, 2021, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company has entered or intends to enter into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

A list of the exhibits required to be filed as a part of this Registration Statement on Form S-8 is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended & Restated Certificate of Incorporation of Miromatrix Medical, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

4.3	Miromatrix Medical Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

4.4	Miromatrix Medical Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

4.5	Miromatrix Medical Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

4.6	Miromatrix Medical Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021) (File no. 333-256649 ).

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.

23.1*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

23.2*	Consent of Baker Tilly LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 24th day of June, 2021.

MIROMATRIX MEDICAL INC.

By:	/s/ Jeff Ross
Jeff Ross
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Miromatrix Medical Inc., do hereby make, constitute and appoint Jeff Ross and Brian Niebur and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff Ross	Chief Executive Officer and Director (Principal Executive Officer)	June 24. 2021
Jeff Ross

/s/ Brian Niebur	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2021
Brian Niebur

/s/ Paul Buckman	Chairman, Board of Directors	June 24, 2021
Paul Buckman

/s/ Ronald Eibensteiner	Director	June 24, 2021
Ronald Eibensteiner

/s/ John Erb	Director	June 24, 2021
John Erb

/s/ Peter Maag	Director	June 24, 2021
Peter Maag

/s/ Mark Wagner	Director	June 24 , 2021
Mark Wagner